Item 77C
Citifunds Trust III - Citi Connecticut Tax Free Reserves

ORT
FEBRUARY 28, 2006
On November 29, 2005, a Special Meeting of Shareholders was held for the following purposes: 1) to approve a new management agreement and 2) to elect Trustees. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions as to each matter voted on at the Special Meeting of Shareholders.

1.	Approval of New Management Agreement

   			   Votes For	Votes Against	Abstentions
New Management Agreement   150,826,748	11,149,187	2,895,927


2. Election of Trustees1

Nominees:        	Votes For        	Authority Withheld  	Abstentions
Elliot J. Berv   	1,303,645,407.620	65,086,002.740    	16,214.000
Donald M. Carlton 	1,304,458,968.970 	64,272,441.390		16,214.000
A. Benton Cocanougher 	1,304,575,964.590	64,155,445.770 		16,214.000
Mark T. Finn 		1,304,935,477.050 	63,795,933.310 		16,214.000
R. Jay Gerken 		1,303,485,238.730 	65,246,171.630 		16,214.000
Stephen Randoph Gross 	1,304,783,876.680 	63,947,533.680 		16,214.000
Diana R. Harrington 	1,304,677,852.660 	64,053,557.700 		16,214.000
Susan B. Kerley		1,304,162,131.160 	64,569,279.200 		16,214.000
Alan G. Merten		1,304,373,215.660	64,358,194.700 		16,214.000
R. Richard Pettit 	1,305,050,656.360 	63,680,754.000		16,214.000
1 Trustees are elected by the shareholders of all of the series of the
Trust of which the Fund is a series.